EXHIBIT 21.1
SUBSIDIARIES - As of December 26, 2020

1.	Hillman Investment Company
Incorporated in the State of Delaware

2.	The Hillman Group, Inc.
Incorporated in the State of Delaware

a. SunSource Integrated Services de Mexico S.A. de C.V.
Incorporated in Ciudad de Mexico, Mexico

b. SunSub C Inc.
Incorporated in the State of Delaware

c. The Hillman Group Canada ULC
Incorporated in the Province of British Columbia, Canada

d. NB Parent Company, LLC
Incorporated in the State of Delaware
1) NB Products LLC
Incorporated in the State of Delaware
a. BTP Latinoamericana S. de. R. L. de C.V.
Incorporated in Ciudad de Mexico, Mexico
b. Big Time Products, LLC
Incorporated in the State of Georgia